Exhibit 4.67

English Translation

Power of Attorney

I, a shareholder of Tianjin Jinhu Culture Development Co., Ltd. (hereinafter referred to as “Tianjin Jinhu”), aggregately hold 50% of the equity of the Company and hereby agree to authorize Fox Information Technology (Tianjin) Limited (hereinafter referred to as “Video Tianjin” or the “Authorized Person”) to exercise the shareholder’s rights associated with the said 50% of shareholding, and hereby irrevocably authorize the Authorized Person to exercise the following rights within the term of validity of this Power of Attorney:

I authorize the Authorized Person to act as my full-fledged representative and as the holder of 50% of stock equity of Tianjin Jinhu to exercise all rights that I enjoy as shareholder according to laws and the Company’s articles of association, including the right to propose the holding of shareholders’ meetings, receive any notices regarding the holding of shareholders’ meetings and rules of proceedings, attend shareholders’ meetings of Tianjin Jinhu and exercise all voting powers as the holder of 50% of shares of the Company (including acting as my authorized representative at shareholders’ meetings of Tianjin Jinhu to nominate and appoint directors, General Manager, Financial Director and other senior executives of Tianjin Jinhu, decide dividend distributions, etc.), sell or assign the 50% shareholding that I hold in Tianjin Jinhu, etc.

The Authorized Person has the right to designate the individual appointed by its board of directors (or Executive Director) to exercise the rights granted by the authorizing party hereunder.

This Power of Attorney shall remain valid for ten years from the date of execution unless the Business Operation Agreement signed by and among Tianjin Jinhu, Video Tianjin, other shareholders of Tianjin Jinhu and me on October 20, 2016 is terminated early due to whatsoever reason. Upon expiration of the term of this Power of Attorney, if requested by Video Tianjin, I shall extend the term of this Power of Attorney as requested.

Authorizing Party: Xiufeng Deng
(Signature)

/s/ Xiufeng Deng

Date: October 10, 2016